EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2023 in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-237327) and related Prospectus of Cantor Fitzgerald Income Trust, Inc. for the registration of $1,250,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

July 12, 2023